EXHIBIT 10.2

                     TWELVE MONTH CONVERTIBLE NOTE AMENDMENT

This Amendment (the "Agreement"), is effective as of this 14th day of March, 2007 and amends the Twelve Month Convertible Note, ("NOTE"), between Robert C. Brehm and Intercontinental Assets Corporation ("Holder" or "Holders") and and MotorSports Emporium, Inc., ("Issuer"), with offices at P.O. Box 26946, Scottsdale, AZ 85255.

                                   WITNESSETH

WHEREAS, the Issuer and Holders desire to change the terms of the note for the benefit of both parties and to facilitate the Stock Sale and Purchase Agreement, ("Purchase Agreement"), between David Keaveney and Kenneth Yeung.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

All amendments to the original NOTE as described below are contingent upon the execution and completion of the Purchase Agreement otherwise this Agreement shall be null and void.

1. NOTE EXTENSION.

The Extensions at Option of Issuer section of the note is no longer valid and Issuer shall have no option to extend the note other than agreed to herein or amended in writing between the parties.

2. NOTE PAYMENT.

Payments on the Note after March 31, 2007 shall be deferred until June 1, 2007, however interest shall accrue per the terms of the note and the Note payment shall remain at $5,000 or more per month beginning on June 1, 2007.

3. NOTE DISCOUNT FOR EARLY PAYMENT IN FULL.

Issuer shall earn a discount off the accrued principal and interest due on the note as follows:

     a. If the total accrued interest and principal is paid in full before October 1, 2007 then a total discount of $50,000 shall be applied to the final payment. The discount will be reduced by the amount of the discount applied to any portion of the note sold by Robert C. Brehm to a third party. In particular if Brehm sells the note with a discount of $18,960.63 then the final remaining discount upon payment by October 1, 2007 shall be $31,039.37.

     b. If the total accrued interest and principal is paid in full between October 2, 2007 and January 1, 2008 then a total discount of $25,000 shall be applied to the final payment. The discount will be reduced by the amount of the discount applied to any portion of the note sold by Robert C. Brehm to a third party. In particular if Brehm sells the note with a discount of $18,960.63 then the final remaining discount upon payment by January 1, 2008 shall be $6,039.37.

4. NOTE TERM

The term of the note shall be extended from August 30, 2007 to May 30, 2008 when all accrued interest and principal shall be due and payable.

5. CONVERSION OF NOTE INTO COMMON SHARES

The provision of conversion only upon default is modified to allow conversion at any time after notice is given to ISSUER by Holder(s). The conversion rate shall be changed from eighty percent (80%) to seventy-five percent (75%) with a further constraint that the converted number of shares issued to a Holder will always be such that the number of shares beneficially owned by a Holder will be less than 4.9% of the outstanding common shares of the corporation.

6. EVENTS OF DEFAULT

The following paragraph shall be deleted:

In the event of default, ISSUER agrees to issue to HOLDERS, at no cost to HOLDERS, a number of shares of Series B Preferred Stock such that HOLDERS shall possess fifty one per cent (51%) or more of the voting rights of the Series B Preferred Stock and ISSUER shall continue to owe the unpaid portion of this Note at the time of default in addition to other remedies due to HOLDERS.

The following  paragraph  shall be added to the Events of Default section of the
Note:

     a. In the event of default, ISSUER agrees to issue to HOLDERS, at no cost to HOLDERS, a number of shares of Series B Preferred Stock such that HOLDERS shall possess fifty one per cent (51%) or more of the authorized shares of the Series B Preferred Stock and ISSUER shall continue to owe the unpaid portion of this Note at the time of default in addition to other remedies due to HOLDERS. ISSUE also agrees not to change the Rights, Preferences and Privileges or authorized shares of the Series B Preferred Stock in effect on the date of the Note while any balance on this note is due to Holder(s). Any change shall constitute a default under this Note.

7. MISCELLANEOUS.

MODIFICATION: This Amendment sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Amendment may be amended only in writing signed by both Parties.

NOTICES: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

WAIVER: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

SEVERABILITY: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

DISAGREEMENTS: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision f the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

For and on behalf of:

Robert Brehm                                MotorSports Emporium, Inc.


/s/ Robert Brehm                            /s/ David Keaveney
-----------------------------------         ------------------------------------
                                            David Keaveney, President and CEO


Intercontinental Assets Corporation


/s/ Robert C. Brehm
-----------------------------------
Robert C. Brehm, President